UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/01/2006

CELLSTAR CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  0-22972

Delaware	75-2479727
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

601 S. Royal Lane, Coppell, Texas 75019
(Address of principal executive offices, including zip code)

(972)462-2700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Effective March 1, 2006, National Auto Center, Inc., d/b/a CellStar Latin America ("CellStar Latin America"), an operating subsidiary of CellStar Corporation (the "Company"), entered into a lease (the "Lease") with Americas' Gateway Business Center, Inc. ("Landlord") pursuant to which CellStar Latin America will lease approximately 19,830 square feet of office and warehouse space in Miami, Florida (the "Premises"). The Lease commences on March 1, 2006, and ends on July 31, 2011, unless sooner terminated as provided in the Lease, with an option to renew the Lease for an additional five year term on the same terms and conditions. CellStar Latin America will pay an annual base rent of $163,597.30, excluding sales and/or use taxes, in equal monthly installments, with an increase of 3% for each 12-month period subsequent to the first complete 15-month period during the term of the Lease or any renewal term. CellStar Latin America is also required to pay certain amounts for taxes, assessments and maintenance costs associated with the Premises. Pursuant to the Lease, CellStar Latin America will indemnify Landlord for certain liabilities, obligations and costs. If an event of default occurs, Landlord may terminate the Lease, and require CellStar Latin America to pay all rent and other sums due and payable plus the amount remaining pursuant to the Lease term, or terminate CellStar Latin America's right to possession without termination of the Lease, among other remedies.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLSTAR CORPORATION

Date: March 07, 2006	By:	/s/ Elaine Flud Rodriguez
Elaine Flud Rodriguez
Senior Vice President and General Counsel